Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amgen Technology Ireland Irish Tax Approved Share Plan, of our reports dated February 22, 2007 with respect to the consolidated financial statements and schedule of Amgen Inc., Amgen Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Amgen Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
March 12, 2007